CODE OF ETHICS AND PERSONAL TRADING AND INSIDER TRADING AND PREVENTION POLICY AND PROCEDURES

Performance Trust Capital Partners, LLC, Performance Trust Investment Advisors, LLC and PTMR Advisors, LLC (together referred to as the “Performance Trust Companies” or the “Firm”) have adopted this Code of Ethics and Personal Trading and Insider Trading and Prevention Policy and Procedures (the “Policy”) to (a) specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest, and (b) to aid the Performance Trust Companies in preventing, detecting and imposing sanctions for insider trading, among other things.  Every member, officer, and employee of the Performance Trust Companies must avoid any activity or relationship that may reflect unfavorably on the Firm as a result of a possible conflict of interest, the appearance of such conflict, the improper use of confidential information or the appearance of any impropriety. This Policy sets forth procedures and limitations pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended and the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended. Employees must comply with this Policy and all applicable federal securities laws, and avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Firm's Advisory Clients.

For purposes of this Policy, “Advisory Client" shall mean any fund for which the Firm serves as a general partner, or any person or entity for which it serves as investment advisor, renders investment advice or makes investment decisions.

I.	INDIVIDUALS COVERED BY THIS POLICY

This Policy applies to all of the Performance Trust Companies’ officers, directors, employees or other persons who provide investment advice on behalf of the Firm and is subject to the supervision and control of the Firm (“Supervised Persons”). This Policy’s applicability to temporary employees, consultants, and independent contractors will be determined on a case-by-case basis by the Chief Compliance Officer or authorized designee. For purposes of adhering to this Policy’s requirements, all Supervised Persons are classified as “Access Persons”.

II.	STANDARDS OF BUSINESS CONDUCT

Performance Trust expects all of its Supervised Persons to act with honesty, integrity, and professionalism.
Each Supervised Person shall adhere to the highest ethical standards and shall:

(a)
Place the interests of Advisory Clients first.  All Supervised Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Firm's Advisory Clients.  Supervised Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client.  For example, an employee would violate this Policy by causing an Advisory Client to purchase a security the employee owned for the purpose of increasing the price of that security.

(b)
Avoid taking inappropriate advantage of their position.  The receipt of investment opportunities, perquisites or gifts from persons seeking business from the Firm or its Advisory Clients, could call into question the exercise of the independent judgment of a Supervised Person.  Supervised persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

(c)
Avoid trading on material non-public information and insider trading.  Supervised Persons possessing material non-public information regarding any issuer of securities must:  inform the Firm’s Chief Compliance Officer or authorized designee that they are in possession of such information; refrain from purchasing or selling securities of that issuer until the information becomes public or is no longer considered material; and refrain from passing along such information except to those employees of the Firm that must have such information to perform their jobs (in which case such employees must follow the same restrictions).  Securities laws prohibit the trading of securities of an issuer while in possession of material non-public information regarding such issuer.  Any person who passes along material non-public information may also be in violation of securities laws.  Please review the section on Insider Trading and Prevention for a detailed outline of the policy.

(d)
Conduct all personal securities transactions in full compliance with this Policy including both pre-clearance and reporting requirements.  Doubtful situations always should be resolved in favor of Advisory Clients.  Technical compliance with this Policy's provisions may not insulate from scrutiny any securities transactions or actions that indicate a violation of the Firm's fiduciary duties.

III.	COMPLIANCE WITH LAWS AND REGULATIONS

Supervised Persons must, at a minimum, comply with all applicable legal requirements, including applicable federal and other securities laws.  Supervised Persons shall be aware that they may be held personally liable for any improper or illegal acts committed during the course of their employment and that ignorance of laws and regulations is not a defense.  Supervised Persons must comply with the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended; and the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended,

PERSONAL TRADING

For purposes of this Policy, the following words shall mean:

Reportable Accounts:  “Reportable Accounts” include any securities accounts (held at a broker/dealer, transfer agent, investment advisory firm or other financial services firm) held in the name of an Access Person, spouse, domestic partner or minor child of an Access Person, any securities accounts of any other person who lives with the Access Person and for whom the Access Person provides material financial support, and any account in which any such persons have a controlling or Beneficial Interest.  This also includes accounts for which an Access Person has power of attorney, serves as executor, trustee or custodian.

Beneficial Interest: “Beneficial Interest” means having a direct or indirect financial interest, which is the opportunity to profit directly or indirectly from a transaction in securities.  Direct beneficial interest is usually clear, such as securities held in accounts in the individual’s name.  Examples of indirect beneficial interest may include, but are not limited to the following:  (i) securities held in the name of any relative presently sharing your home; (ii) securities held by others for your benefit; (iii) securities held by a trust in which you have an interest; (iv) securities held in any partnership in which you are a partner; or (v) pledged securities held for your benefit.  In general, the beneficial owner of a security is any person who, directly or indirectly through any contract, arrangement, understanding, or relationship or otherwise, has or shares the opportunity to profit or share in any profit derived from a transaction in the subject security.  Whenever you are not sure if you have a Beneficial Interest, please consult with the Firm’s Chief Compliance Officer or authorized designee.

Investment Control:  “Investment Control” means the power to influence or direct the disposition of an investment.  This would include any securities transaction in which an Access Person participates in the decision to buy or sell.  It may not always be clear if Investment Control exists.  For example, an Access Person may have Investment Control over a transaction in a discretionary account.  That could happen if the Access Person expresses an investment opinion or suggestion regarding a specific security to the adviser who has discretionary authority over the account.  If you are unclear whether you have Investment Control, please consult with the Firm’s Chief Compliance Officer or authorized designee.

Reportable Securities:  "Reportable Securities" include all securities defined as such under the Investment Advisers Act of 1940, as amended.  They include:

•	Debt and equity securities (including transactions in exchange-traded funds [“ETFs”]);
•
Options (put, call, straddle) on securities, on indices, and on currencies or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;

•	Most forms of limited partnership and limited liability company interests, including interests in private investment funds (e.g., hedge funds); and
•	Shares of the Performance Trust Companies’ mutual funds: Performance Trust Total Return Bond Fund and Performance Trust Municipal Bond Fund.

However, “Reportable Securities” do not include:

•	Direct obligations of the U.S. Government (e.g., Treasury securities);
•	Money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments);
•	Shares of money market funds;
•	Shares of open-end mutual funds that are not advised or sub-advised by the Performance Trust Companies; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised by the Performance Trust Companies.

I.	PERSONAL TRADING REQUIREMENTS

A.	Initial and Annual Disclosure of Personal Holdings

Within ten (10) days of employment with the Performance Trust Companies and on an annual basis thereafter, each Access Person must disclose all holdings of Reportable Securities (including the Firm’s mutual funds:  Performance Trust Total Return Bond Fund and Performance Trust Municipal Bond Fund) in which such Access Person has a Beneficial Interest on the Employee Brokerage Account Disclosure Form.

The Employee Brokerage Account Disclosure Form must include:  (a) a listing of all accounts in which the Access Person has a Beneficial Interest that could hold Reportable Securities regardless of what, if any, securities are maintained in such accounts (thus, even if an account doesn’t presently hold Reportable Securities, but has the capability of holding Reportable Securities, the account must be disclosed); (b) a listing of all Reportable Securities (including the Firm’s mutual funds) held in the above accounts; and (c) a listing of all Reportable Securities not held in securities accounts in which the Access Person has a Beneficial Interest, such as physical certificates.

The information contained in the Employee Brokerage Account Disclosure Form must be current as of a date no more than forty-five (45) calendar days prior to the date an employee joins the Firm.

As for the annual disclosure of personal brokerage accounts, it is executed via a Compliance Questionnaire.  The Compliance Questionnaire must be submitted by all Access Persons to the Firm’s Chief Compliance Officer or authorized designee within thirty (30) days after the Firm’s fiscal year-end (i.e., by January 30) or the scheduled Annual Compliance Meeting, whichever is sooner.

B.	Pre-Clearance

All Access Persons must pre-clear trades before directly or indirectly acquiring ownership in (i) an initial public offering (“IPO”); (ii) a limited offering such as private placements, hedge funds, and limited liability company interests; and (iii) any security of a publicly-traded Advisory Client or customer of the Performance Trust Companies or its affiliates.  Although a majority of trades do not require pre-clearance approval, they are still covered by the reporting requirements.  The burden of responsibility on whether to seek pre-clearance approval rests with the Access Person.

The Access Person must submit an Employee Pre-Clearance Form to the Chief Compliance Officer or authorized designee for approval.  The trade must be executed within three trading days prior to market close (or the close of business in the case of a limited offering) on which approval is received. The Chief Compliance Officer or authorized designee is responsible for pre-clearance of these securities transactions.

When the Chief Compliance Officer or authorized designee receives the pre-clearance request submitted by the Access Person for a Reportable Security, a determination will be made as to the appropriateness of the transaction.  If the trade appears unlikely to affect the market for the security, is clearly unrelated to the business of the Firm, and poses no conflict of interest with the Advisory Client’s trades, the Chief Compliance Officer or authorized designee may grant approval.  No order for a Reportable Securities transaction for which pre-clearance is sought may be placed prior to the receipt of the approval by the Chief Compliance Officer or authorized designee.  In the case where the Chief Compliance Officer is seeking pre-clearance approval, then the approval will be given by the Firm’s President.  Verbal approvals are not permitted.  All approvals are subject to periodic review and may be withdrawn if circumstances warrant, and any approval provided by the Chief Compliance Officer or authorized designee is only effective within three trading days after approval is given.

Pre-clearance approval and the receipt of express prior pre-clearance approval do not exempt you from the requirements or prohibitions outlined in this Policy.

C.	Short-Term Trading

Access Persons must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives.  The Performance Trust Companies generally discourages and restricts short-term trading strategies and market timing, and Access Persons are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny.  At the sole discretion of the Chief Compliance Officer or authorized designee, the determination when trading is excessive, inappropriate or short-term will be made on a case-by-case basis based on the facts and circumstances.  Excessive trading that may deem to interfere with job performance, or compromise the duty that the Firm owes to its Advisory Clients will not be tolerated.

With respect to those securities as to which pre-clearance approval of trades is required, no Access Person shall profit from the purchase and sale, or the sale and purchase for a minimum holding period of thirty (30) days irrespective of mode of acquisition.  In a case where the sale of Reportable Securities is necessitated by personal emergency, the Chief Compliance Officer or authorized designee may waive the holding period after recording his or her reasons for the exemption in writing. For purposes of tracking the holding period, the LIFO accounting method (Last-In, First-Out) shall be used.
D.	Blackout Periods
Commencing with the time at which the Performance Trust Companies adopts (or at which time an employee believes or has reason to believe that it is likely or reasonably foreseeable that the Performance Trust Companies will adopt) a buy and sell strategy, program or recommendation with respect to a security, Access Persons shall not act, either directly or indirectly, for accounts in which they have a Beneficial Interest, or by reason of such transaction acquires a Beneficial Interest, either in accordance with or contrary to the recommendation, program or strategy, until the market effect thereof is over.  This prohibition applies in all cases, but is particularly urgent where the security involved has a relatively thin trading market.  Accordingly, you should refrain from placing orders for your own or related accounts until the buying or selling generated by our acting on behalf of our Advisory Clients has been completed.  Only thereafter may you place an order for your own or a related account.

II.	REPORTING REQUIREMENTS

A.	Initial and Annual Certifications with Amendments Delivered

Upon joining the Performance Trust Companies, the Compliance Department provides each employee with a copy of the current Policy.  Within ten (10) days of beginning employment with the Firm and on annual basis thereafter, all Access Persons must complete the certification of this Policy via the Acknowledgement and Notification Form (initial) or Compliance Questionnaire (annual).  Access Persons must certify that they have: (a) received a copy of this Policy; (b) read and understand all provisions of this Policy; and (c) agree to comply with this Policy (or have complied with this Policy).  Once the Acknowledgement and Notification Form or Compliance Questionnaire is completed, a hard copy of the record is kept within the Compliance Department.  If material amendments are made to this Policy, the Compliance Department will distribute the supplement or amended Policy to all Access Persons.  In addition, each Access Person must submit an annual certification via the Compliance Questionnaire within thirty (30) days after the Firm’s fiscal year-end (i.e., by January 30) or the scheduled Annual Compliance Meeting, whichever is sooner.

B.	New Accounts

If an Access Person opens an account at a broker, dealer, or bank, or has a Beneficial Interest in an account during a calendar quarter that has not been previously disclosed, the Access Person must notify the Firm’s Chief Compliance Officer or authorized designee in writing of the existence of the account no later than thirty (30) days after the end of such calendar quarter and make arrangements to comply with the requirements set forth in this Policy.

C.	Quarterly Transaction Reports

All Access Persons are required to report all Reportable Securities transactions (including transactions in the Firm’s mutual funds:  Performance Trust Total Return Bond Fund and Performance Trust Municipal Bond Fund) conducted during a quarter no later than thirty (30) days after the end of such calendar quarter.  To the extent that all of the required information on a transaction is already included in a trade confirmation and the account statement previously delivered to the Firm’s Compliance Department in compliance with the requirements described in the Duplicate Trade Confirmations and Account Statements section, then the Access Person does not need to submit a Transactions Report that covers such transaction.

D.	Duplicate Trade Confirmations and Account Statements

An Access Person’s brokerage firm or custodian bank must be notified that the Firm is a registered investment advisor or broker/dealer, as the case may be, when the Access Person is hired, or when the Access Person opens a new account.  Duplicate confirmations and quarterly account statements will be requested.  Duplicate copies of trade confirmations and periodic account statements must be received by the Firm’s Compliance Department no later than thirty (30) days after the end of each calendar quarter.  If the brokerage firm or custodial bank does not respond promptly, the Access Person will be required to establish a new account elsewhere.  Statements and confirmations should be directed to the Firm’s main address as follows:

Performance Trust Capital Partners, LLC
Compliance Department
500 West Madison, Suite 350
Chicago, IL 60661

The Compliance Department will prepare and send a form letter requesting the duplicate confirmations and statements.

E.	Confidentiality of Personal Holdings

The Firm’s Compliance Department will use its best efforts to assure that information related to accounts in which an Access Person has a Beneficial Interest is treated confidentially.  However, the Performance Trust Companies is required by law to review, retain and, in certain circumstances, disclose documents containing personal holdings information.  Therefore, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within and outside of the Firm as is necessary to evaluate compliance with or sanctions under this Policy or other requirements applicable to the Firm.

F.	Exceptions from Reporting Requirements

Exceptions to this Policy will rarely, if ever, be granted.  However, the Chief Compliance Officer or authorized designee may grant an occasional exception on a case-by-case basis when the proposed conduct involves, among other things, negligible opportunities for abuse.  All exceptions shall be solicited and issued in writing.

No transaction reports shall be required under this Policy for transactions effected pursuant to an automatic investment plan.

No holdings or transaction reports are required for securities held in accounts over which the Access Person has no direct or indirect influence or control.

G.	Limitations on Brokerage

When the Performance Trust Companies grows in size, Access Persons may be required to trade only through certain brokers or be limited the number of brokerage accounts.

III.	OTHER DUTIES

A.	Confidentiality

All Supervised Persons are expected to strictly comply with measures necessary to preserve the confidentiality of information considered confidential by the Performance Trust Companies, its affiliates, its Advisory Clients (and former Advisory Clients) and other persons or entities the Firm conducts business with (e.g., vendors).  Supervised Persons have an obligation to keep such information in strict confidence.  Confidential information relating to Advisory Clients includes the client’s identity (unless the client consents to disclosure), the client’s security holdings and advice furnished to the client by the Firm.  Supervised Persons are prohibited from revealing information as to the investment intentions, activities or holdings of Advisory Clients’ accounts, except to persons whose responsibilities require knowledge of the information.

B.	Outside Business Activity

A Supervised Person may not engage in any outside business activities without the written approval of the Firm’s Chief Compliance Officer or authorized designee.  Such outside business activity may involve the Supervised Person serving on a Board of Directors of a publicly traded company and as noted, this activity must be approved to avoid any conflicts of interest within the Performance Trust Companies and its Advisory Clients.  Outside business activities must also be updated on an annual basis.  Whether or not monetary compensation is involved, a Supervised Person is prohibited from commenting publicly, such as through Internet blogs or printed newsletters, on financial or investment matters in which the Firm or its Advisory Clients may have a direct or indirect interest.  Additionally, the Supervised Person cannot give financial or investment advice to anyone outside the scope of one’s employment with the Firm.

C.	Gifts and Entertainment

A conflict of interest occurs when the personal interests of Supervised Persons interfere or could potentially interfere with their responsibilities to the Firm and its Advisory Clients.  The overriding principle is that Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.  Similarly, Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the Supervised Person.

The following provisions on gifts apply to Supervised Persons:

(1)
Gifts.  No Supervised Person may receive any gift, service, or other item of more than $100 value per calendar year from any person or entity that does business with or on behalf of an Advisory Client.  No Supervised Person may give or offer any gift of more than $100 value per calendar year to an existing client, prospective client, or any entity that does business with or on behalf of the Firm without pre-approval by the Chief Compliance Officer or authorized designee.  All Gifts received or given, regardless of the dollar amount, shall be reported to the Compliance Department.  This shall enable the Chief Compliance Officer or authorized designee to identify exceptions and mitigate potential violations of this Code.

(2)
Entertainment.  No Supervised Person may provide or accept extravagant or excessive entertainment to or from an Advisory Client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Firm.  Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value (with reasonableness determined in the sole discretion of the Chief Compliance Officer or authorized designee), if the person or entity providing the entertainment is present.  If you are uncertain about the reasonableness of proposed entertainment, please consult with the Chief Compliance Officer or authorized designee for further clarification.  If a Supervised Person is found to have incurred extravagant or excessive expenses (or accepted extravagant or excessive entertainment), the Chief Compliance Officer or authorized designee shall contact his/her supervisor and disciplinary action may be taken.

D.	Recordkeeping

The Compliance Department shall maintain the following books and records for a period no less than five (5) calendar years:

(1)	A copy of this Policy;

(2)	A record of any violation of this Policy and any action taken as a result of the violation;

(3)	A copy of each report made by an Access Person, including initial and annual holdings reports and quarterly transaction reports (as applicable);

(4)	A copy of any supporting documentation used in making decisions regarding action taken by the Compliance Department with respect to personal securities trading;

(5)	Pre-clearance requests and resulting decisions.

E.	Reporting Violations

If a Supervised Person knows of, or reasonably believes there is, a violation of applicable federal securities laws or this Policy, the Supervised Person must report that information immediately to the Chief Compliance Officer or if unavailable, to the President.  The Supervised Person shall not conduct preliminary investigations, unless authorized to do so by the Compliance Department.  Any Supervised Person who in good faith raises an issue regarding a possible violation of law, regulation or Firm policy or any suspected illegal or unethical behavior will be protected from retaliation.

F.	Penalties for Violations of the Policy

This Policy is designed to ensure compliance with applicable laws and to maintain the confidence and trust placed on the Performance Trust Companies and its employees by our Advisory clients.

In adopting this Policy, it is the intention of the Firm to attempt to achieve 100% compliance with all requirements of this Policy while recognizing that this may not be possible.  Certain incidental failures to comply with this Policy may not be deemed to be an actual violation of the Policy.  Such failures will be referred to the Chief Compliance Officer or authorized designee and disciplinary action commensurate with the failure to comply, if warranted, may be imposed.  Repeated violations of this Policy, even inadvertent violations that do not harm our Advisory Clients, may be viewed as disregarding the underlying principles of the Policy and the sanction may be more severe.

In some instances, the Performance Trust Companies may require that the Supervisor of the Access Person be notified, a 30-day personal securities trading suspension be invoked, and/or a prohibited trade be broken.  Failure to disgorge profits when requested or a pattern of violations that individually do not violate the law or this Policy, but which taken together demonstrate a lack of respect for this Policy, may result in more significant disciplinary action, up to and including, a referral of the matter to the President, termination of employment and/or referral of the matter to the appropriate regulatory agency for civil and/or criminal investigation.

G.	Investment Company Act of 1940

In the event of any material change to the provisions of this Policy, the Chief Compliance Officer or authorized designee will inform the Board of Trustees of the Performance Trust Companies’ mutual funds and ensure that the change is approved no later than six months after the change is adopted.

INSIDER TRADING AND PREVENTION

I.	GENERAL POLICY ON INSIDER TRADING

1.
The Performance Trust Companies forbids any Access Person from participating in insider trading, that is, trading either personally or on behalf of others (such as mutual funds and private accounts managed by them or by Supervised Persons of the Performance Trust Companies) on material non-public information, or communicating material non-public information to others in violation of the law.  This prohibition applies to every Supervised Person and extends to their activities both within and outside their duties with the Performance Trust Companies.  Violation of this prohibition is a serious federal offense and the penalties can include a prison term and disgorgement of any profits.  The fact that the insider did not intend to defraud anyone may not insulate the insider from liability.  It is the Firm’s policy that it and its employees comply with this prohibition.

2.	While the term “insider trading” is not defined in the federal securities laws, and the law concerning insider trading is not static, it is generally understood that the law prohibits:

(i)	trading by an insider while in possession of material non-public information;

(ii)
trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or the information was misappropriated;

(iii)	communicating material non-public information to others (“tipping”); or

(iv)	assisting anyone in engaging in any of the above.

II.	ELEMENTS OF INSIDER TRADING

A.
The Prohibition Applies to Both Insiders and Temporary Insiders.  The concept of “insider” is broad.  An insider is any person who has access to material inside information.  Insiders include all individuals who have access to such information, including, among others, legal and financial personnel, secretaries, administrative assistants, file personnel and any person (a “tippee”) to whom they relate such insider information.  The immediate families of all such persons may also be deemed to be insiders. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the Firm’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, bank lending shareholders, officers and the employees of such organizations.  In addition, the Performance Trust Companies and the Performance Trust Companies’ Supervised Persons, may become temporary insiders of a company if either the Performance Trust Companies or any Supervised Person advises the Performance Trust Companies or performs other services on its behalf, or if any of the Performance Trust Companies’ managers or analysts follow the Performance Trust Companies.  According to the U.S. Supreme Court, the Firm must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered a temporary insider.

B.	The Information Must Be Material.

1.
Trading on inside information alone is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  You should be aware that the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded on the basis of the information will contribute to the conclusion that the information was material.  WHEN IN DOUBT, ALWAYS ERR ON THE SIDE OF ASSUMING INFORMATION IS MATERIAL.

2.
Information that Supervised Persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released litigation, liquidation problems, write-downs or assets or additions to reserves for bad debts or contingent liabilities, the expansion or curtailment of operations, proposals or agreements involving a merger, acquisition, divestiture or leveraged buy-out, new product discoveries, major litigation, extraordinary management developments, public offering, changes of debt rating, issuer tender offers, recapitalizations, etc.  Note that material information may be information about either adverse or positive developments or conditions, and it may even relate to possible future events.

3.
Material information does not have to relate to a company’s business.  For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether or not those reports would, once sufficient time had elapsed for it to be digested, be favorable or not.

C.
The Information Must Be Non-Public.  Information is non-public if it has not been effectively communicated to the market place.  One must be able to point to some fact to show that the information is generally public.  Moreover, the insider may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of such information.  Information is considered to be available to the public only (1) after it has been released to the public through appropriate channels (e.g., by means of a press release or SEC filing) and (2) enough time has elapsed to permit the investment market to absorb and evaluate the information.  Depending on the circumstances then, information normally should not be regarded as public until at least 24 hours after it has been disseminated through a national news medium.

D.
Mere Possession of Material Non-Public Information While Trading is Sufficient.  The mere possession of material, non-public information while trading in the securities may be sufficient to incur liability for insider trading.  Accordingly, Supervised Persons should treat the mere possession of material non-public information very seriously and should follow the procedures set forth below any time when they believe they may be in possession of such information.

III.	PENALTIES FOR INSIDER TRADING

A.
Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct, their employers and supervisory personnel.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

-	civil injunctions;
-	treble damages;
-	disgorgement of profits;
-	jail sentence for up to 10 years;
-	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
-	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

B.
In addition, any violation of this Policy regarding insider trading can be expected to result in serious sanctions by the Performance Trust Companies and/or other members of the Performance Trust Companies, including dismissal of the persons involved.

IV.	INSIDER TRADING PREVENTION PROCEDURES

A.
Identify the Information as Material and Non-Public.  Before trading for yourself or others, including investment companies or private accounts managed by any member of the Performance Trust Companies, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

1.
Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Is this information that would substantially affect the market price of the securities involved if generally disclosed?

2.
Is the information non-public?  To whom, how and for what purpose has this information been provided?  Has the information effectively been communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation, and has it had time to be digested?

B.
What to Do if You Believe the Information is Material and Non-Public.  If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

1.	Immediately report the matter to the Chief Compliance Officer or authorized designee.

2.
Do not purchase or sell the securities at issue on behalf of yourself or others, including investment companies or private accounts managed by you or any member of the Performance Trust Companies, and do not recommend any transaction in such securities.

3.
Do not communicate the information to anyone inside or outside the Performance Trust Companies, other than to the Performance Trust Companies’ Chief Compliance Officer or authorized designee.  Material, non-public information generally may not be communicated to any employees other than those who need such information to carry out their professional responsibilities.  It is good practice to exercise caution in discussing one’s work with family, friends and colleagues.  Discussions in the office should be limited to a “need to know” basis.  Substantive discussions that may include material, non-public information generally should not be held in restaurants, elevators and other public places where conversations may be overheard.  Care also should be exercised in using, transporting and disposing of written materials, including drafts, notes and computer disks.

4.
After the Firm’s Chief Compliance Officer or authorized designee has reviewed the issue with Senior Management (as applicable), you will be instructed either to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

C.
Resolving Issues Concerning Insider Trading.  If you have any doubts whether information is material or non-public, or if you have any unresolved questions regarding the applicability or interpretation of the foregoing procedures or regarding the propriety of any action, you must discuss these questions with the Firm’s Chief Compliance Officer or authorized designee before trading or communicating the information to anyone.

V.	RECORDKEEPING

A.
The Firm’s Compliance Department will notify Senior Management upon learning of a potential violation of the Firm’s Policy as it relates to Insider Trading and Prevention and will be responsible for maintaining records of any internal investigations on the possible misuse of material, non-public information by the Performance Trust Companies or its employees.  At a minimum, an investigation record will include the securities that are the subject of the investigation, the date the investigation commenced, the identity of the accounts that were involved, and a summary of the disposition of the investigation.  The underlying investigation records, including any analyses, interoffice memoranda and employee statements, shall be made available to the appropriate regulatory authorities, upon request.

VI.	MISCELLANEOUS

A.
Misuse Constitutes Fraud.  Misuse of material and non-public, or “inside” information constitutes fraud, a term broadly defined under the securities law. Fraudulent  misuse of “inside” information includes purchasing/selling securities on the basis of such information for the account of the firm, an employee, a customer or anyone else, or tipping such information to anyone or using it as a basis for recommending, by way of research report or otherwise, the purchase or sale of a security.

EMPLOYEE PRE-CLEARANCE FORM
(Use for Initial Public Offerings, Limited Offerings and Reportable Securities [as applicable])

Date

Employee Name

Account Name

Brokerage Firm

Security Name & Symbol

Buy or Sell

Number of Shares

(For multiple securities, use spaces above or additional forms.)

***********************************************************************************************************************

Compliance Department Pre-Clearance Approval

______________________/_____________
Signature / Date

Approved Trade Date

___________________

EMPLOYEE BROKERAGE ACCOUNT DISCLOSURE FORM
Personal Holdings Report

I.
As required by Rule 204A-1 under the Advisers Act and the Firm’s Code of Ethics, please provide a list of all securities accounts in which you have a direct or indirect Beneficial Interest in a Reportable Security, including an account holding the Performance Trust Total Return Bond Fund and Performance Trust Municipal Bond Fund.  You may exclude mutual fund accounts that carry only open-ended mutual funds and money market funds (and that are incapable of holding Reportable Securities).  Indicate “none” if appropriate.

Name of employee:

Account title and number:
Relationship to employee:
Bank or broker-dealer name:

Account title and number:
Relationship to employee:
Bank or broker-dealer name:

Account title and number:
Relationship to employee:
Bank or broker-dealer name:

Account title and number:
Relationship to employee:
Bank or broker-dealer name:

Account title and number:
Relationship to employee:
Bank or broker-dealer name:

Account title and number:
Relationship to employee:
Bank or broker-dealer name:

(Attach separate sheet if necessary.)

II.
Attach the most recent account statement for each account identified above.  The information contained in this Employee Brokerage Account Disclosure Form and in each account statement must be current as of a date no more than forty-five (45) calendar days prior to the date this form is submitted.

Continued on next page

III.
If you have a Beneficial Interest in any Reportable Security that is not held in a bank or brokerage account and has not been reported in the section above, please list them below.  Include initial public offerings and limited offerings.  Indicate “none” if appropriate.

NAME OF BROKER, DEALER, BANK OR MUTUAL FUND	ACCOUNT TITLE	ACCOUNT NUMBER	NAME OF SECURITY OR MONITORED FUND	EXCHANGE TICKER SYMBOL OR CUSIP NUMBER	TYPE OF SECURITY	NUMBER OF SHARES/ PRINCIPAL AMOUNT

(Attach separate sheet if necessary.)

I certify that this report accurately accounts for all securities in which I currently have any beneficial interest.

Employee Signature	Dated

Print Name

TRANSACTIONS REPORT

I have executed the following transactions during the past calendar quarter:

NAME OF SECURITY OR FUND TRADED	EXCHANGE TICKER SYMBOL OR CUSIP NUMBER	TYPE OF SECURITY	NUMBER OF SHARES/ PRINCIPLE AMOUNT	INTEREST RATE/MATURITY DATE	TRANSACTION TYPE (E.G., BUY OR SELL)	PRICE OF TRADE (IN LOCAL CURRENCY)	NAME OF BROKER/ DEALER, BANK OF MUTUAL FUND	TRADE DATE

(Attach separate sheet if necessary and include any other relevant details of each transaction.)

I certify that I have reported all Reportable Securities transactions (including transactions in the Performance Trust Total Return Bond Fund and Performance Trust Municipal Bond Fund) to the Performance Trust Companies’ Compliance Department during the past calendar quarter.

Employee Signature	Dated

Print Name

Acknowledgement and Notification Form

I certify that as of the date written below:

•	I have received a copy of the Firm’s Code of Ethics and Personal Trading and Insider Trading and Prevention Policy and Procedures (the “Policy”) dated 10.24.11, as amended.

•	I have read and understand the information contained in the Policy.

•	I will abide by the Policy and any subsequent amendments thereto.

•
I have fully disclosed all reportable securities holdings (accounts) in which I have, or a member of my immediate family has a Beneficial Interest, unless exempt therefrom by provisions in the Code of Ethics.

•
I have reported and will report all transactions in reportable securities, in which I have a Beneficial Interest, direct or indirect, except for transactions for which I have received an exception in writing from the Chief Compliance Officer or authorized designee or that are exempt by provisions in the Code of Ethics.

•
I will obtain pre-clearance for any proposed securities transaction in an initial public offering, limited offering or Reportable Security (if applicable) that results in my direct or indirect Beneficial Interest.

•	I have complied with the Policy in all respects.

Employee Signature	Dated

Print Name